Exhibit 99.1

STERIS CORPORATION

NEWS ANNOUNCEMENT

FOR IMMEDIATE RELEASE

STERIS CORPORATION REVISES FOURTH QUARTER EARNINGS

OUTLOOK BASED ON HIGHER TAX RATE

Company also provides further details regarding restructuring expenses

Mentor, Ohio (May 4, 2006) - STERIS Corporation (NYSE: STE) today announced that the Company currently anticipates fiscal 2006 fourth quarter revenue growth of approximately 8% compared with the 5-6% previously announced. Earnings per diluted share for the fiscal 2006 fourth quarter are anticipated to be in the range of $0.10 to $0.11 per diluted share, compared with the $0.16 to $0.18 per diluted share previously announced. The change in expectations is largely as a result of a higher-than-expected effective tax rate.

For the full fiscal year 2006, the tax rate from continuing operations is anticipated to be approximately 42%, resulting in a tax rate for the fourth quarter of approximately 58%. The higher annual effective tax rate, compared with the prior fiscal year, is primarily due to fourth quarter adjustments resulting from ongoing routine IRS audits and the unfavorable impact of losses from international operations.

Fourth quarter earnings estimates include the impact of the previously announced pre-tax restructuring and other costs, which are now anticipated to be $29 million. Of the $29 million, approximately $25 million is primarily non-cash expenses related to the transfer of manufacturing operations from Erie, Pennsylvania to Monterrey, Mexico. These expenses will be reported as a separate restructuring line item on the income statement for the fourth quarter. The balance of the expenses is related to the termination of long-term marketing contracts, and will be reported as part of the Company’s operating expenses.

The Company will issue its fiscal year 2006 fourth quarter and full year earnings release before the market opens on May 10, 2006, followed by a conference call at 10:00 a.m. Eastern time. The conference call can be heard live over the Internet at www.steris-ir.com or via phone by dialing 1-888-392-9976 in the United States and Canada, and 1-517-645-6486 internationally, then referencing the password “STERIS” and the conference leader’s name, “Aidan Gormley.”

STERIS Corporation

News Announcement

For those unable to listen to the conference call live, a replay will be available until May 24, 2006, either over the Internet at www.steris-ir.com or via phone by calling 1-800-756-3940 in the United States and Canada, and 1-402-998-0796 internationally.

About STERIS

The mission of STERIS Corporation is to provide a healthier today and safer tomorrow through knowledgeable people and innovative infection prevention, decontamination and health science technologies, products and services. The Company’s more than 5,000 dedicated employees around the world work together to supply a broad array of solutions by offering a combination of equipment, consumables and services to healthcare, pharmaceutical, industrial and government customers. The Company is listed on the New York Stock Exchange under the symbol STE. For more information, visit www.steris.com.

Contact: Aidan Gormley, Senior Director, Corporate Communications and Investor Relations at 440-392-7607.

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This news release and the conference call referenced herein may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to the Company or its industry that are intended to qualify for the protections afforded “forward- looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date of this release, and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. Many important factors could cause actual results to differ materially from those in the forward-looking statements including, without limitation, completion of the Company’s financial statements for the fourth quarter of fiscal year 2006, disruption of production or supplies, changes in market conditions, political events, pending or future claims or litigation, competitive factors, technology advances, and changes in government regulations or the application or interpretation thereof. Other risk factors are described in the Company’s Form 10-K and other securities filings. Many of these important factors are outside STERIS’s control. No assurances can be provided as to any future financial results. Unless legally required, the Company does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized. Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, (a) the potential for increased pressure on pricing or raw material cost that leads to erosion of profit margins, (b) the possibility that market demand will not develop for new technologies, products or applications, or the Company’s business initiatives will take longer, cost more or produce lower benefits than anticipated, (c) the possibility that application of or compliance with laws, court rulings,

STERIS Corporation

News Announcement

regulations, certifications or other requirements or standards may delay or prevent new product introductions, affect the production and marketing of existing products, or otherwise affect Company performance, results, or value, (d) the potential of international unrest or effects of fluctuations in foreign currencies of countries where the Company does a sizeable amount of business, and (e) the possibility of reduced demand, or reductions in the rate of growth in demand, for the Company’s products and services.